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                            eResearchTechnology, Inc.

                              CONSULTANT AGREEMENT


The following agreement is hereby entered into between, Joel Morganroth, M.D., P.C. (hereinafter known as Consultant) and eResearchTechnology, Inc. (together with its affiliated corporations hereinafter known as the "Company"), and having its principal offices at 30 S. 17th Street, Philadelphia, PA 19103

1.         SCOPE OF PROJECT

           a) Consultant agrees to provide Joel Morganroth, M.D. ("Dr. Morganroth") to serve as Chief Scientist and to advise the Company on matters related to the successful operation, marketing and business development of the Company's Diagnostic Business Unit (DX), on a best efforts basis to achieve annual goals established with the Board of Directors.

           b) Consultant agrees to provide medical interpretation for diagnostic tests as such reading is from time to time required.

           c) Goals for 2001 will include DX consultation including reading ECGs (estimated at 50,000 or more per year), primary responsibility for $3.3 million of DX revenue, business development leadership in the drug development industry and at certain pharmaceutical and health provider accounts, and DX revenues exceeding $18 million. The CFO will prepare a report quarterly on performance related to the goals. Goals of a similar nature will be developed for each year this Agreement remains in force.

2.         ETHICAL CONDUCT

           Consultant will conduct himself in a professional and ethical manner at all times and will comply with all Company policies as well as all State and Federal regulations and laws as they may apply to the services, products, and business of the Company.

3.         Compensation

           a) Base fees shall be $252,000/year payable in twelve equal installments of $21,000 by the 15th of each month plus incentive fees of $150,000/year payable $37,500 quarterly by the 15th of the following month if goals are met. Consultant will be eligible for other incentive compensation awarded by the Board for exceptional performance.

           b) Consultant will be reimbursed for reasonable out of pocket expenses when properly documented.

           c) Consultant agrees to maintain his medical licenses and insurance as required to carry out the duties described herein, which will be reimbursed by the company when properly documented not to exceed $13,000 per year.

           d) Consultant shall be acting as an independent contractor and not as an employee of the Company. Payment of any tax and/or social security liabilities relative to this compensation shall be the responsibility of the Consultant.


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4.         NON-DISCLOSURE

           Consultant acknowledges that consultancy for the Company requires him to have access to confidential information and material belonging to the Company, including customer lists, contracts, proposals, operating procedures, and trade secrets. Upon termination of the consulting relationship for any reason, Consultant agrees to return to the Company any such confidential information and material in his possession with no copies thereof retained. Consultant further agrees, whether during the term of this agreement with the Company or any time after the termination thereof (regardless of the reason for such termination), he will not disclose nor use in any manner, any confidential or other material relating to the business, operations, or prospects of the Company except as authorized in writing by the Company.

5.         INVENTIONS

           a) Consultant agrees to promptly disclose to the Company each discovery, improvement, or invention conceived, made, or reduced to practice during the term of this agreement. Consultant further agrees to grant to the Company the entire interest in all of such discoveries, improvements, and inventions and to sign all patent/copyright applications or other documents needed to implement the provisions of this paragraph without additional consideration. Consultant further agrees that all works of authorship subject to statutory copyright protection developed jointly or solely, during the term of this agreement shall be considered property of the Company and any copyright thereon shall belong to the Company. Any invention, discovery, or improvement conceived, made, or disclosed, during the one year period following the termination of this agreement shall be deemed to have been made, conceived, or discovered during the term hereof.

           b) If publication of data generated from studies conducted under the auspices of the Company is anticipated, Consultant agrees to obtain permission from the Company for such publication.

6.         NO SOLICITATION

           During the continuance of this Agreement and for a period of one year thereafter (regardless of the reason for termination), Consultant agrees that it will not, directly or indirectly, in any way for its own account, as employee, stockholder, partner or otherwise, or for the account of any other person, corporation, or other entity, inappropriately or unethically solicit clients, Company employees or independent contractors that would interfere with the business of the Company.

7.         NO CURRENT CONFLICT

           Consultant hereby assures the Company that he/she is not currently restricted by any existing employment or non-compete agreement that would conflict with the terms of this Agreement.

8.         TERM OF AGREEMENT

           The term of this Agreement will be effective as of January 1, 2001 and will continue from year to year unless terminated.

9.         TERMINATION

           a) The Company may terminate consulting services at any time without the need to show cause upon 90 days written notice to Consultant. Termination without cause will result in a termination fee to Consultant of $400,000 and Joel Morganroth, MD will not compete with eRT by performing business development and marketing services for a direct competitor (technology products/services) for a period of two (2) years.

           b) The Company may terminate consulting services without notice for failure to meet obligations under the Agreement. The following, as determined by the Company in its reasonable judgment, shall constitute failure to meet these obligations:

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                (1)  Consultant's failure to perform services or meet goals defined under the scope of the project.

                (2) Any misconduct which is injurious to the business or interests of the Company.

                (3) Violation of any federal, state, or local law applicable to the business of the Company.

                (4)  Any material breach of this agreement.

           c) The Consultant will be notified on any alleged breach in writing and be allowed 60 days to cure any deficiency. Upon any termination pursuant to subparagraph (b) above, the Consultant shall be entitled to no further fees or payments hereunder, except those which shall have accrued to the date of termination.

10.        MISCELLANEOUS

           a) This Agreement and any disputes arising here from shall be governed by Pennsylvania law.

           b) In the event that any provision of this Agreement is held to be invalid or unenforceable for any reason, including without limitation the geographic or business scope or duration thereof, this Agreement shall be construed as if such provision had been more narrowly drawn so as not to be invalid or unenforceable.

           c) This Agreement supersedes all prior agreements, arrangements, and understandings, written or oral, relating to the subject matter with the Company or PRWW, Ltd. Without limiting the foregoing, this Agreement replaces and supersedes in full the Management Consultant Agreement between the Company and Consultant, which is hereby terminated in full.

           d) The failure of either party at any time or times to require performance of any provision hereof shall in no way affect the right at a later time to enforce the same.

           e) The provisions of paragraphs 4,5,6,7 and 9(a) hereof are intended to apply equally to the Consultant and Dr. Morganroth, and the Consultant will assure Dr. Morganroth's compliance with the same.


For Consultant:                                 For the Company:

/s/ Joel Morganroth                             /s/ Bruce Johnson
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Date:   March 1, 2001                           Date:   March 1, 2001
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